Exhibit 10.15

UTi WORLDWIDE INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY, AS AMENDED

CASH COMPENSATION

Retainers for Serving as Chairpersons

Chairman of the Board. The non-executive Chairman of the Board shall be paid an annual retainer of $42,000 (or such other amount as determined by the Board), plus the amount of the retainer for the other non-employee directors set forth below (as such amount may be changed from time to time), and he or she shall not be entitled to receive any additional annual retainers for serving as a member or chairperson of any Board Committees.

Presiding Director of the Board. The Presiding Director of the Board shall be paid an annual retainer of $10,000 (or such other amount as determined by the Board), plus the amount of the retainer for the other non-employee directors set forth below (as such amount may be changed from time to time), and he or she shall be entitled to receive any additional annual retainers for serving as a member or chairperson of any Board Committees.

Committee Chairpersons. Non-employee directors, other than the Chairman of the Board, shall be paid the following annual retainers for serving as the chairperson of a committee of the Board:

•	$15,000	–	Audit Committee

•	$10,000	–	Compensation Committee

•	$7,000	–	Nominations and Corporate Governance Committee

•	$7,000	–	Risk Committee

•	$3,000	–	Any other committee of the Board (such amount may be revised as determined by the Board in its discretion)

Additional Retainers

Retainer for Serving on the Board. Non-employee directors, other than the Chairman of the Board, shall be paid an annual retainer of $50,000 for his or her service on the Board.

Retainer for Serving on Committees. Non-employee directors who serve on, but do not chair a committee of the Board, shall be paid the following annual retainers for service on such committee:

•	$8,000	–	Audit Committee

•	$6,000	–	Compensation Committee

•	$4,500	–	Nominations and Corporate Governance Committee

•	$4,500	–	Risk Committee

•	$1,000	–	Any other committee of the Board (such amount may be revised as determined by the Board in its discretion)

Notwithstanding the foregoing, as indicated above the Chairman of the Board shall not be entitled to receive such amounts for his or her service as either the chairperson or as a member of any such committee.

Board/Committee Meeting Attendance

Each of the non-employee directors, including the Chairman of the Board, shall be paid the following meeting fees:

•	$2,000	–	For each Board meeting attended in person or by telephone

•	$1,500	–	For each Audit Committee meeting attended telephonically or in person

•	$1,500	–	For each Compensation Committee meeting attended telephonically or in person

•	$1,500	–	For each Nominations and Corporate Governance Committee meeting attended telephonically or in person

•	$1,500	–	For each Risk Committee meeting attended telephonically or in person

•	$1,000	–	For each meeting of any other committee of the Board attended telephonically or in person (such amount may be revised as determined by the Board in its discretion)

EQUITY-BASED COMPENSATION

Non-employee directors, including the Chairman of the Board, shall be eligible to receive equity-based compensation awards in the form of restricted shares, restricted share units, elective grants and deferred share units pursuant to the Company’s 2004 Non-Employee Directors Share Incentive Plan, and other awards pursuant to any other equity-based compensation plan of the Company, as such plans are amended from time to time.

EXPENSE REIMBURSEMENT

Each of the non-employee directors, including the Chairman of the Board, shall be entitled to receive reimbursement for reasonable expenses which they properly incur in connection with their functions and duties as a director.

AMENDMENTS, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time.

Date Last Amended: December 10, 2012